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                                                                      EXHIBIT 99

                    APPLIED INDUSTRIAL TECHNOLOGIES REAFFIRMS
             SALES, EARNINGS GUIDANCE FOR FISCAL 2005 SECOND QUARTER

CLEVELAND, Dec. 28, 2004 - Applied Industrial Technologies (NYSE: AIT) today reiterated that earnings for its fiscal 2005 second quarter, ending Dec. 31, 2004, are expected within the guidance originally provided by the company, most likely around the middle of the range of $0.28 to $0.35 per share.

In addition, the company reaffirmed its previously provided guidance for full-year fiscal 2005 earnings of $1.43 to $1.57 per share. (Note: all per-share amounts have been adjusted to reflect the 3-for-2 stock split paid on Dec. 17, 2004.)

Sales for the second quarter are expected to be at the high end of previous guidance, which called for an increase of 8 to 12% over the second quarter of fiscal 2004.

Applied is scheduled to report second quarter results on Jan. 14, 2005. An investor conference call will be conducted at 11 a.m. on Jan. 14.

Applied Chairman and Chief Executive Officer David L. Pugh said, "Sales activity has continued strong across North America throughout the second quarter, maintaining the momentum generated over the past three quarters.

"Importantly, the operating fundamentals of our business remain well-managed and will allow us to continue good earnings conversion this quarter even in the face of increasing inflationary challenges. Our expected second quarter earnings per share would represent an increase of more than 75% over the comparable period last year. This would be the ninth consecutive quarter in which our per-share earnings have increased by 25% or more.

"As anticipated, our gross margins are being squeezed by pricing push-back from customers in an environment of multiple price increases from many of our product suppliers.

"Our second quarter results will also be negatively affected by currency fluctuations associated with the fall in the value of the U.S. dollar, which particularly impacts the value of our Canadian cross-currency swaps."

With more than 430 facilities and 4,300 employee associates across North America, Applied Industrial Technologies offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as


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well as customized mechanical, fabricated rubber and fluid power shop services.
For its fiscal year ended June 30, 2004, the Company posted sales of $1.52 billion. Applied can be visited on the Internet at http://www.applied.com .

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "will," "expect," "guidance" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For more information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343.